EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 3, 2014 in the Registration Statement on Form S-11 and related Prospectus of Griffin Capital Essential Asset REIT II, Inc. for the registration of $2,200,000,000 in shares of its common stock.

/s/ Ernst & Young LLP
Irvine, California
March 3, 2014